Exhibit 10(oo)

AMENDMENT NUMBER SEVEN, dated as of March 28, 2002 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of November 27, 1998, as previously amended, modified and supplemented and as last amended by Amendment No. 6 and Waiver (“Amendment No. 6”), dated as of November 30, 2001 (the “Credit Agreement”), among SUPERIOR TELECOMMUNICATIONS INC. (formerly known as Superior/Essex Corp.), a Delaware corporation (the “Company”), ESSEX GROUP INC., a Michigan corporation (“Essex” and, together with the Company, the “Borrowers”), each of the Guarantors party thereto (the “Guarantors”) (which Guarantors shall include Superior TeleCom Inc., a Delaware corporation (the “Parent”)), the lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), BANKERS TRUST COMPANY, as Administrative Agent, MERRILL LYNCH & CO., as Documentation Agent, and FLEET NATIONAL BANK, as Syndication Agent (the “Agents”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, the Borrowers have agreed to become subject to certain additional covenants and other provisions, as contained herein; and

WHEREAS, in connection with the foregoing, the Borrowers have requested that the Agents and the Lenders amend certain Sections of the Credit Agreement; and

WHEREAS, the Agents and the Lenders have considered and agreed to the Borrowers’ requests, upon the terms and conditions set forth in this Amendment; and

WHEREAS, the consent of the Required Lenders of each affected Tranche is necessary to effect this Amendment;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE - AMENDMENT

The Credit Agreement is amended as hereinafter provided in this Amendment, and the other terms hereof shall be,

effective as of March 28, 2002 (the “Amendment No. 7 Effective Date”).

1.1.          Amendments to Section 1 (Amount and Terms of Credit) of the Credit Agreement.

Section 1.03(a) shall be amended by adding the following after the last sentence thereof:

“Each written notice shall contain a representation by the Borrowers to the Administrative Agent on behalf of the Lenders that the Borrowers will not have outstanding cash balances (excluding (i) uncollected funds held in lock-box accounts and (ii) outstanding checks) in excess of $8.0 million either at the time of the requested Borrowing or after giving effect to the application of the proceeds of such Borrowing.”

1.2.          Amendments to Section 4 (Payments) of the Credit Agreement.

(a)           Section 4.02(b) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(b)  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrowers shall be required to repay that principal amount of Tranche A Term Loans, to the extent then outstanding, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a “Tranche A Term Loan Scheduled Repayment,” and each such date, a “Tranche A Term Loan Scheduled Repayment Date”):

Tranche A Term Loan Scheduled Repayment Date	Amount
June 28, 2002	$2,851,282.86
July 31, 2002	3,207,583.11
August 30, 2002	880,841.17
September 30, 2002	7,672,566.98
October 31, 2002	1,069,341.18
November 29, 2002	4,508,145.09

Tranche A Term Loan Scheduled Repayment Date	Amount
December 31, 2002	8,167,599.72
January 31, 2003	8,553,394.43

Quarterly Payment Date in March 2003	11,250,571.24
Quarterly Payment Date in June 2003	11,250,571.24
Quarterly Payment Date in September 2003	11,250,571.24
Quarterly Payment Date in December 2003	48,384,770.40
May 27, 2004	190,622,685.16

All Tranche A Term Loans will be repaid on the Tranche A Term Loan Maturity Date.”

(b)           Section 4.02(c) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(c)  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrowers shall be required to repay that principal amount of Tranche B Term Loans, to the extent then outstanding, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a “Tranche B Term Loan Scheduled Repayment,” and each such date, a “Tranche B Term Loan Scheduled Repayment Date”):

Tranche B Term Loan Scheduled Repayment Date	Amount
June 28, 2002	$3,622,692.73
July 31, 2002	4,075,389.43
August 30, 2002	1,119,151.29
September 30, 2002	9,748,367.33
October 31, 2002	1,358,649.67
November 29, 2002	5,727,816.31
December 31, 2002	10,377,330.35
January 31, 2003	10,867,501.19

Quarterly Payment Date in March 2003	14,294,394.73
Quarterly Payment Date in June 2003	14,294,394.73
Quarterly Payment Date in September 2003	14,294,394.73
Quarterly Payment Date in December 2003	61,475,190.25

Quarterly Payment Date in March 2004	36,502,264.99
Quarterly Payment Date in June 2004	34,282,178.89
Quarterly Payment Date in September 2004	34,282,178.89
Quarterly Payment Date in December 2004	34,282,178.89

Quarterly Payment Date in March 2005	34,282,178.89
Quarterly Payment Date in June 2005	34,282,178.89
November 27, 2005	34,241,912.87

All Tranche B Term Loans will be repaid on the Tranche B Term Loan Maturity Date.”

(c)           Notwithstanding anything in this Section 1.2 to the contrary, the parties hereto hereby agree that in no event will the Borrowers be required to make all or any portion of  any Tranche A Term Loan Scheduled Repayment or any Tranche B Term Loan Scheduled Repayment (collectively, the “Scheduled Repayments” and individually, a “Scheduled Repayment”) during the period from June 1, 2002 through January 31, 2003 on a date which is prior to the date such Scheduled Repayment or portion thereof would otherwise have become due based on the Scheduled Repayments in effect prior to the Amendment No. 7 Effective Date.

1.3.          Amendments to Section 7 (Affirmative Covenants) of the Credit Agreement.

(a)           The following new sections shall be added to Section 7 to immediately follow Section 7.17 (which was previously added pursuant to Amendment No. 6) consisting of the following:

“Section 7.18.  Brownwood Capitalized Lease Agreement.  The Borrowers and the Parent hereby agree and covenant that the Borrowers and the Parent will, not later than January 7, 2003, deliver to the Administrative Agent on behalf of the Lenders an amendment or waiver to the Lease Agreement between the Borrowers and their affiliates and ALP (TX) QRS 11-28, Inc. such that no default or event of default shall exist under such agreement, such amendment or waiver to extend for a period of not less than one year or for such other period that is satisfactory to the Steering Committee of the Lenders.

Section 7.19.  Receivables Financing Agreement. The Borrowers and the Parent hereby agree and covenant that the Borrowers and the Parent will, no later than four weeks prior to any expiration of the Receivables Financing Agreement (or any refinancing or replacement thereof), (i) deliver an extension of date of the expiration date of such Receivables Financing Agreement (or any refinancing or replacement thereof) or (ii) deliver a commitment letter in respect of the refinancing or replacement thereof (provided that such commitment letter contains only customary terms, conditions and contingencies as are acceptable to the Steering Committee of the Lenders).

Section 7.20.  Side Letter Relating to Certain Accounts.  The Borrowers and the Parent hereby agree and covenant that the Borrowers and the Parent will comply with the terms of the Side Letter Agreement Relating to Certain Accounts dated as of January 31, 2002 delivered to the Administrative Agent on behalf of the Steering Committee of the Lenders.

Section 7.21.  Excess Liquidity Sweep. The Borrowers and the Parent hereby agree and covenant that in the event that:

(a)           the Borrowers have delivered to the Administrative Agent (on behalf of the Lenders) and Policano & Manzo the Major Asset Sale Letter of Intent (provided that the Major Asset Sale Letter of Intent is then in effect); or

(b)           the Borrowers have delivered to the Administrative Agent (on behalf of the Lenders) and Policano & Manzo (i) the Definitive Transaction Agreement (provided that the Definitive Transaction Agreement is then in effect); or

(c)           the Borrowers have consummated the Major Asset Sale;

the Borrowers will (after making any mandatory prepayments required pursuant to Section 4.02(i) of this Agreement) immediately make Tranche A Term Loan Scheduled Repayments and Tranche B Term Loan Scheduled Repayments according to the schedule set forth in Section 4.02(b) and (c) of this Agreement as in effect prior to March 28, 2002 (beginning, first, with the Tranche A Term Loan Scheduled Repayment and the Tranche B Term Loan Scheduled Repayment previously scheduled to be made on the Quarterly Payment Date in March 2002, continuing with the Tranche A Term Loan Scheduled Repayment and the Tranche B Term Loan Scheduled Repayment previously scheduled to be made on the Quarterly Payment Date in June 2002 and continuing with the Tranche A Term Loan Scheduled Repayment and the Tranche B Term Loan Scheduled Repayment previously scheduled to be made on the Quarterly Payment Date in September 2002) up to the amount by which Liquidity, at any time, exceeds $39.0 million and, thereafter, make all payments in accordance with this Agreement.

In addition, if, at any time, (i) the Borrowers’ Liquidity exceeds $59.0 million and (ii) no Default or Event of Default has occurred and is continuing, and the Borrowers are in compliance with the covenants contained in Section 7 (of this Agreement (as currently in effect) and Section 8 of this Agreement (as in effect prior to March 28, 2002) and the Floating Rate Facility; the Borrowers will immediately make Tranche A Term Loan Scheduled Repayments and

Tranche B Term Loan Scheduled Repayments according to the schedule set forth in Section 4.02(b) and (c) of this Agreement as in effect prior to March 28, 2002 (beginning, first, with the Tranche A Term Loan Scheduled Repayment and the Tranche B Term Loan Scheduled Repayment previously scheduled to be made on the Quarterly Payment Date in March 2002, continuing with the Tranche A Term Loan Scheduled Repayment and the Tranche B Term Loan Scheduled Repayment previously scheduled to be made on the Quarterly Payment Date in June 2002 and continuing with the Tranche A Term Loan Scheduled Repayment and the Tranche B Term Loan Scheduled Repayment previously scheduled to be made on the Quarterly Payment Date in September 2002) up to the amount by which Liquidity, at any time, exceeds $59.0 million on the applicable date and, thereafter, make all payments in accordance with this Agreement.

If, on any Tranche A Term Loan Scheduled Repayment Date or any Tranche B Term Loan Scheduled Repayment Date in 2002, Liquidity is projected (“Pro Forma Projected Liquidity”) to be below $39.0 million as a result of the Tranche A Term Loan Scheduled Repayment and Tranche B Term Loan Scheduled Repayment to be made on such date, the Tranche A Term Loan Scheduled Repayment and Tranche B Term Loan Scheduled Repayment to be made on such date shall be reduced (such reduction to be applied to the Tranche A Term Loan Scheduled Repayments and the Tranche B Term Loan Scheduled Repayments pro rata in accordance with the amounts of Tranche A Term Loans and Tranche B Term Loans originally scheduled to be repaid on such date) by the lesser of (x) the amount of Tranche A Term Loan Scheduled Repayments and Tranche B Term Loan Scheduled Repayments previously made pursuant to the immediately preceding paragraph (and not previously applied pursuant to this paragraph to reduce Tranche A Term Loan Scheduled Repayments or Tranche B Term Loan Scheduled Repayments) and (y) the difference between (1) $39.0 million and (2) the Pro Forma Projected Liquidity for such date.  Any such portions of Tranche A Term Loan Scheduled Repayments and Tranche B Term Loan Scheduled Repayments not required to be paid pursuant to this paragraph will be due and payable on January 31, 2003.”

(b)           Notwithstanding anything in this Section 1.3 to the contrary, the parties hereto hereby agree that in no event will the Borrowers be required to make all or any portion of any Scheduled Repayment during the period from June 1, 2002 through January 31, 2003 on a date which is prior to the date such Scheduled Repayment or portion thereof would otherwise have become due based on the Scheduled Repayments in effect prior to the Amendment No. 7 Effective Date.

1.4.          Amendments to Section 8 (Negative Covenants) of the Credit Agreement.

(a)           Section 8.08(a) shall be amended by deleting the last paragraph at the end of such subsection (which was added to such subsection pursuant to Amendment No. 6 and Waiver dated as of November 30, 2001) in its entirety.

(b)           Section 8.09 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“8.09.  Minimum Consolidated EBITDA.  The Company will not permit Consolidated EBITDA during any Test Period set forth below to be less than the amount (in millions of dollars) set forth below with respect to such Test Period:

Test Period Ending:	Consolidated EBITDA
03/31/2002	N/A
06/30/2002	N/A
09/30/2002	N/A
12/31/2002	N/A
01/31/2003*	230.0
03/31/2003	365.0
06/30/2003	370.0
09/30/2003	375.0
12/31/2003 and the last day of each Fiscal Quarter thereafter	380.0

*                       Consolidated EBITDA for the Test Period twelve months ending January 31, 2003 shall be tested on February 5, 2003.”

(c)           Section 8.10 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“8.10.  Interest Coverage Ratio and Fixed Charge Coverage Ratio.  The Company will not permit either (x) the Interest Coverage Ratio or (y) the ratio of Consolidated EBITDA to the sum of (x) Consolidated Interest Expense and (y) Capital Expenditures (such ratio, the “Fixed Charge Coverage Ratio”) for any Test Period set forth below to be equal to or less than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Fixed Charge Coverage Ratio	Interest Coverage Ratio
03/31/2002*	0.90x	1.10x
06/30/2002	N/A	N/A
09/30/2002	N/A	N/A
12/31/2002	N/A	N/A
03/31/2003	N/A	3.25x
06/30/2003	N/A	3.25x
09/30/2003	N/A	3.50x
12/31/2003 and the last day of each Fiscal Quarter thereafter	N/A	3.50x

*                                         For the purposes of testing the Fixed Charge Coverage Ratio and the Interest Coverage Ratio at 3/31/2002, the “Test Period” shall include only the fiscal quarter ended March 31, 2002.”

(d)           Section 8.11 shall be amended by deleting the paragraph which immediately follows the table in that section in its entirety.

(e)           Section 8.11A shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“Section 8.11A.  Monthly Covenants.  (a)  The Company will not permit or suffer the performance test indicated below to be less than the amount indicated below with respect to the first month of the fiscal quarter indicated below as if such month were a Test Period:

First Month Test
	Q2 ‘02	Q3 ‘02	Q4 ‘02
Interest Coverage Ratio	1.40x	1.40x	1.80x
Fixed Charge Coverage Ratio	1.15x	1.10x	1.40x

(b)  The Company will not permit or suffer the performance test indicated below to be less than either (x) the amount indicated below with respect to the second month of the fiscal quarter indicated below or (y) the amount indicated below with respect to the first two months of such quarter as if such month or period, as the case may be, were a Test Period (it being understood that the Borrowers need meet only one of such tests for each Test Period):

Second Month Test
Fiscal Quarter:	Q2 ‘02	Q3 ‘02	Q4 ‘02
Interest Coverage Ratio	1.65x	1.90x	1.75x
Fixed Charge Coverage Ratio	1.30x	1.45x	1.35x

First Two Month Test
Fiscal Quarter:	Q2 ‘02	Q3 ‘02	Q4 ‘02
Interest Coverage Ratio	1.65x	1.75x	1.90x
Fixed Charge Coverage Ratio	1.30x	1.40x	1.50x

(c)  The Company will not permit or suffer the performance test indicated below to be less than either (x) the amount indicated below with respect to the third month of the fiscal quarter indicated or (y) the amount indicated below with respect to the entire fiscal quarter as if such month or period, as the case may be, were a Test Period (it being understood that the Borrowers need meet only one of such tests for each Test Period):

Third Month Test
Fiscal Quarter:	Q2 ‘02	Q3 ‘02	Q4 ‘02
Interest Coverage Ratio	1.75x	1.80x	1.45x
Fixed Charge Coverage Ratio	1.35x	1.45x	1.20x

Entire Fiscal Quarter Test
Fiscal Quarter:	Q2 ‘02	Q3 ‘02	Q4 ‘02
Interest Coverage Ratio	1.70x	1.75x	1.75x
Fixed Charge Coverage Ratio	1.30x	1.40x	1.40x

(d)  The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures in excess of an aggregate of $5.0 million during the fiscal quarter ending March 2002, an aggregate of $2.0 million for any calendar month between April 2002 and January 2003, inclusive; provided, however that the Company may carry forward all or any portion of unutilized Capital Expenditures from a prior month or months in any calendar month in 2002.

The monthly reports required to be delivered pursuant to Section 7.01(a) of this Credit Agreement shall include an Officer’s Certificate certifying compliance with the monthly covenants contained in this Section 8.11A.

In calculating Consolidated EBITDA, for the purposes of the covenants contained in Section 8.10 and this Section 8.11A, the non-recurring charges set forth on Schedule I hereto shall be excluded.  Further, calculation of Consolidated EBITDA for the pur-

poses of the covenants contained in Section 8.10 and this Section 8.11A shall exclude fees of Policano and Manzo and legal fees and disbursements incurred by the Company in connection with the preparation, execution and delivery of Amendment No. 7.”

1.5.          Amendments to Section 12 (Miscellaneous) of the Credit Agreement.

Section 12.01 shall be amended by adding the phrase “, Simpson Thacher & Bartlett” immediately following the phrase “Cahill Gordon & Reindel” in clause (i) of such Section.

SECTION TWO - CONDITIONS TO EFFECTIVENESS

(a)           This Amendment shall become effective as of the Amendment No. 7 Effective Date when, and only when, the Administrative Agent shall have received:

              (i)      counterparts of this Amendment executed by each Borrower, the Required Lenders and the Required Lenders of each Tranche of Term Loans, and as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, and the Administrative Agent shall have delivered the same to the Borrowers
       (ii)      payment of the First Amendment Fee by the Borrowers;
            (iii)      payment in full of all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel, Simpson Thacher & Bartlett, local counsel and Policano & Manzo) pursuant to the Credit Agreement (which costs and expenses shall be paid by wire transfer of immediately available funds and distributed by the Administrative Agent to the parties entitled thereto);
            (iv)      an Officer’s Certificate from the Borrowers certifying that no Default or Event of Default has occurred or is continuing (after giving effect to this Amendment) and, in the view of the Steering Committee of the Lenders, no material adverse fact or circumstance or development has become known or been disclosed; and

             (v)      documentation, satisfactory to the Collateral Agent, evidencing that all action required to be taken by the Borrowers to secure and perfect the liens in the Addition Collateral required by Section 7.17 of the Credit Agreement shall have been taken.

(b)  The effectiveness of this Amendment (other than Sections Four and Five) is further conditioned upon the accuracy of the representations and warranties set forth in Section Five hereof.

SECTION THREE - REVOLVING LOANS

Subsection (a) of Section Four of Amendment No. 6 and Waiver dated as of November 30, 2001 shall be amended to replace the phrase “11/20/02 through 12/31/02” under the heading “Period” with the phrase “On and after 11/20/02.”

SECTION FOUR - AMENDMENT FEE

(a)           Each Lender that executes and delivers a signature page to this Amendment not later than 12:00 p.m. (New York time) on March 27, 2002 (each, a “Qualifying Lender”) will be entitled to receive an amendment fee (the “First Amendment Fee”) of 0.50% of the total aggregate credit exposure (i.e., Loans plus undrawn Revolving Loan Commitments) of such Lender on the Amendment No. 7 Effective Date and payable on 12:00 p.m. (New York time) on March 28, 2002.  The First Amendment Fee shall be paid by the Borrowers by wire transfer of immediately available funds to the Administrative Agent and shall be distributed by the Administrative Agent to each of the Qualifying Lenders.

(b)           Each Qualifying Lender will also be entitled to receive an additional amendment fee (the “Second Amendment Fee”) of 0.20% of the total aggregate credit exposure (i.e., Loans plus undrawn Revolving Loan Commitments) of such Lender on the Amendment No. 7 Effective Date and payable upon the earliest to occur of (a) the closing date of the DNE Asset Sale, (b) the consummation of the Major Asset Sale, (c) the occurrence of an Event of Default and the declaration that all Loans and Obligations are forthwith due and payable and (d) the ter-

mination and repayment in full of all obligations under the Credit Agreement.  The Second Amendment Fee shall be paid by the Borrowers by wire transfer of immediately available funds to the Administrative Agent and shall be distributed by the Administrative Agent to each of the Qualifying Lenders.

SECTION FIVE - REPRESENTATIONS AND WARRANTIES

The Parent and the Company hereby confirm, reaffirm and restate the representations and warranties made by it in Section 6 of the Credit Agreement and all such representations and warranties are true and correct in all material respects as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except such representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement or such changes arise out of events not prohibited by the covenants set forth in Sections 7 and 8 of the Credit Agreement or otherwise permitted by consents or waivers.  The Company hereby further represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agents and each Lender that:

(a)           Each Credit Party has the corporate power and authority to execute, deliver and perform this Amendment and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Amendment;

(b)           No Default or Event of Default has occurred and is continuing;

(c)           No consent of any person other than all of the Lenders and the Agents parties hereto, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration,  filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability against any Credit Party of this Amendment;

(d)           This Amendment has been duly executed and delivered on behalf of each Credit Party by a duly authorized officer or attorney-in-fact of such Credit Party, and constitutes a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, (b) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), and by the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court administrative, regulatory or other governmental decisions that may limit rights to indemnification or contribution or limit or affect any covenants or agreements relating to competition or future employment; and

(e)           The execution, delivery and performance of this Amendment will not violate (i) any provision of law applicable to any Credit Party or (ii) any contractual obligation of any Credit Party, other than such violations that would not reasonably be expected to result in, singly or in the aggregate, a Material Adverse Effect.

SECTION SIX - MISCELLANEOUS

(a)           Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, except as otherwise provided herein, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)           This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

(c)           THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

(d)           This Amendment shall not constitute a consent or waiver to or modification of any provision, term or condition of the Credit Agreement, other than such terms, provisions, or conditions that are required to consummate the transactions contemplated by this Amendment.  All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Credit Agreement, as amended hereby, shall remain in full force and effect.

(e)           Each of the Borrowers, the Parent and their respective Subsidiaries acknowledges and consents to all of the terms and conditions of this Amendment and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such obligations of the Borrowers, the Parent and their respective Subsidiaries under the Credit Agreement or the other Credit Documents.  Each of the Borrowers, the Parent and their respective Subsidiaries further acknowledges and agrees that such Borrowers, the Parent and their respective Subsidiaries each has no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of such obligations of the Borrowers, the Parent and their respective Subsidiaries thereunder or if such Borrowers, the Parent and their respective Subsidiaries did have any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Amendment.  Each of the Borrowers, the Parent and their respective Subsidiaries listed as a Guarantor on the signature pages hereof acknowledges that it is a Guarantor under the Credit Agreement.

Schedule I

Non-Recurring Charges

(1)                                  Any non-cash charges (pertaining to the impairment of goodwill) incurred as a result of the application of FASB 142.

(2)                                  Up to $9.5 million of cash charges incurred and all non-cash charges in connection with closure of the Rockford and Elizabethtown facilities and the downsizing of certain U.K. facilities.

(3)                                  Any and all non-cash charges and cash charges incurred of up to $20,000,000 to be incurred in connection with the closure of additional facilities to be identified by the Company, if approved by the Steering Committee on behalf of the Lenders.